KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of this 18th day of  December, 2009, to the Custody Agreement, dated as of June 26, 2006, as amended December 15, 2006, March 5, 2007 and December 6, 2007, is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Cincinnati, Ohio.

RECITALS

WHEREAS, the parties have entered into a Custody Agreement dated as of June 26, 2006, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Article 14.2 of the Agreements allows for its amendment by a written instrument executed by the parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit D, the list of funds and the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jay Kesslen	By: /s/ Michael McVoy
Name: Jay Kesslen	Name: Michael R. McVoy
Title: Vice President	Title: Vice President

KINETICS PORTFOLIOS TRUST

By: /s/ Leonid Polyakov
Name: Leonid Polyakov
Title: Treasurer

Exhibit D
to the
Custody Agreement – Kinetics Mutual Funds, Inc., Kinetics Portfolios Trust
at December, 2009

Annual Fee Schedule – Domestic Funds/Portfolios
Separate Series of Kinetics Mutual Funds, Inc./Kinetics Portfolios Trust

Name of Series
The Medical Fund/The Medical Portfolio
The Internet Fund/The Internet Portfolio
The Global Fund/The Global Portfolio
The Paradigm Fund/The Paradigm Portfolio
The Tactical Paradigm Fund
The Small Cap Opportunities Fund/The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Fund/The Kinetics Government Money Market Portfolio
The Market Opportunities Fund/The Market Opportunities Portfolio
The Water Infrastructure Fund/The Water Infrastructure Portfolio
The Multi-Disciplinary Fund/The Multi-Disciplinary Portfolio

Annual fee based upon market value
____ basis point per year
Minimum annual fee per fund -- $_____

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$____ per book entry security (depository or Federal Reserve system)
$____ per definitive security (physical)
$____ per mutual fund trade
$____ per Euroclear
$____ per principal reduction on pass-through certificates
$____ per option/futures contract
$____ per variation margin
$____per Fed wire deposit or withdrawal
$____ per repurchase transaction

Variable Amount Demand Notes:  Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates.  Our charge, which is ____%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity

Fees and out-of-pocket expenses are billed to the fund monthly, based upon market value at the beginning of the month